Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCES NEW DIRECTOR AND

RECORD AND MEETING DATES FOR 10th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, December 12, 2019 — The Board of Directors (the Board) of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) (NYSE: STK) today held a meeting at which its members considered and, thereafter, unanimously appointed Brian J. Gallagher to the Fund’s Board. His service with the Board will commence on January 1, 2020, for a term expiring at the 2023 annual meeting of stockholders. Mr. Gallagher currently serves on the board of trustees of certain of the mutual funds within the Columbia Funds Complex (the Columbia Funds Board) and, effective January 1, 2020, on the board of another Columbia closed-end fund. Biographical information for Mr. Gallagher is included below. Effective December 31, 2019, Mr. Edward J. Boudreau, Jr., the Board’s current chairman is retiring from the Fund’s and the other closed-end fund’s Board, as well as from the Columbia Funds Board, on which he also currently serves as chairman. Ms. Catherine James Paglia, who currently serves as a director on the Board, will take over as the chairman of the Board upon Mr. Boudreau’s retirement.

In addition to his duties as a director, Mr. Gallagher will also serve on the Board’s Audit Committee, Contracts Committee, Executive Committee, and Investment Review Committee.

The Board also announced today that the Fund’s 10th annual meeting of stockholders will be held on April 21, 2020 (the Annual Meeting), and the close of business on March 3, 2020 has been fixed by the Board as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Further details relating to the Annual Meeting, including proposals, as well as additional details of the Annual Meeting place and time, will be described in a notice of Annual Meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

Brian J. Gallagher – Mr. Gallagher has 40 years of experience in the financial services industry, including 30 years of service as an audit partner in the financial services practice at Deloitte & Touche LLP. During his tenure at Deloitte, Mr. Gallagher served as the Industry Professional Practice Director for the Investment Management Audit Practice, and oversaw the development of the firm’s audit approach for clients in the industry, consulted on technical issues, and interacted with standard setters and regulators. He also has experience on boards of directors of non-profit organizations.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2019 Columbia Management Investment Advisers, LLC. All rights reserved.

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